Exhibit 99.2

THE HANOVER INSURANCE GROUP, INC. ESTIMATES IMPACT FROM SECOND QUARTER CATASTROPHES

WORCESTER, Mass., July 6, 2011 - The Hanover Insurance Group, Inc. (NYSE: THG) today announced the estimated impact of catastrophe losses for the second quarter of 2011.

The Hanover estimated the impact of its catastrophe losses in the second quarter to be in the range of $145 to $160 million before tax, or $2.08 to $2.30 per share after tax.

The company previously announced estimated catastrophe losses for the month of April to be between $70 and $85 million before tax. Further catastrophe losses in the second quarter resulted primarily from a series of tornadoes that affected Joplin, Missouri and surrounding states at the end of May, and to a lesser extent, from tornadoes and wind damage on May 31 - June 1 in Massachusetts.

Forward-looking Statements

The Company’s estimates of weather-related catastrophe losses are forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995 and relate to estimated weather-related losses incurred prior to the date of this press release. The company cautions investors that such forward-looking statements are estimates or projections which involve significant judgment and uncertainty and actual results could differ materially. Investors should consider the risks and uncertainties in our business that may affect such estimates, including (i) the inherent difficulties in arriving at such estimates; and (ii) other risks and uncertainties that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under “Investors.” The difficulties at arriving at such estimates are the result of difficulties policyholders may have in reporting claims and in The Hanover’s ability to adjust claims because of the devastation encountered; the challenge of making final estimates to repair or replace properties during the early stages of examining damaged properties; the effect of “demand surge”; potential latent damages, which are not discovered until later; potential business interruption claims, the extent of which cannot be known at the time; and other factors.

About The Hanover

The Hanover Insurance Group, Inc. (NYSE: THG), based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan and, as of July 1, 2011, Chaucer Holdings PLC, based in London, and their affiliates. The Hanover offers a wide range of property and casualty products and services to businesses, individuals, and families through a select group of agents and brokers. The company is ranked among the top 25 property and casualty insurers in the United States and has been meeting its obligations to its agent partners and their customers for nearly 160 years. Through Chaucer, the company also underwrites business at Lloyds in 28 major insurance and reinsurance classes, balancing global marine, energy, non-marine and aviation with U.K. motor and nuclear. For more information, please visit www.hanover.com.

Contacts:

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley
(508) 855-2063	(508) 855-3099
Email: olukasheva@hanover.com	Email: mibuckley@hanover.com

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